EXHIBIT 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EPAM SYSTEMS, INC.

Pursuant to the provisions of § 242 and § 245 of the

General Corporation Law of the State of Delaware

EPAM Systems, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The present name of the Corporation is EPAM Systems, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 18, 2002, was amended and restated on January 19, 2006, was further amended and restated on February 19, 2008, was further amended by the Certificate of Designation of the Series A-3 Convertible Redeemable Preferred Stock of the Corporation filed on April 22, 2010 and was further amended by the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed on January 19, 2012.

B. The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety as set forth in the Third Amended and Restated Certificate of Incorporation hereinafter provided.

C. The Third Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of § 228, §242 and §245 of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“Delaware Law”). Prompt written notice of the adoption of the amendments and of the restatement of the Second Amended and Restated Certificate of Incorporation herein certified has been given to those stockholders who have not consented in writing thereto, as provided in § 228 of Delaware Law.

D. The Third Amended and Restated Certificate of Incorporation shall become effective upon the filing hereof with the Secretary of State of the State of Delaware.

E. The Third Amended and Restated Certificate of Incorporation of the Corporation shall, at the effective time, read as follows:

Article 1. NAME

The name of the Corporation is EPAM Systems, Inc.

Article 2. REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

Article 3. PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Delaware Law.

Article 4. CAPITAL STOCK

4.1 Authorized Shares

The total number of shares of stock that the Corporation shall have authority to issue is 200,000,000, consisting of 160,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 40,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

On January 19, 2012 (the “Common Stock Split Effective Time”), each share of Common Stock outstanding immediately prior to the Common Stock Split Effective Time was automatically and without any further action on the part of the holder thereof converted into eight (8) shares of Common Stock (the “Stock Split”). Each holder of a certificate representing a share or shares of Common Stock, which certificate (an “Old Certificate”) was issued prior to the Common Stock Split Effective Time, shall be entitled to receive, upon surrender of such Old Certificate to the Corporation for cancellation, a new certificate or certificates for shares of Common Stock, which will equal the number of shares represented by the Old Certificate being surrendered multiplied by eight (8); provided that the Board of Directors may instead determine by resolution in accordance with § 158 of Delaware Law that such holder’s shares of Common Stock shall be uncertificated, in which case such holder shall not be entitled to receive a new certificate and such holder’s ownership of Common Stock shall be recorded in the books and records of the Corporation. No scrip or fractional share certificate shall be issued in connection with the Stock Split. Old Certificates will be deemed for all purposes to represent the number of shares of Common Stock outstanding after giving effect to the Stock Split, except that the holder of an Old Certificate shall not be entitled to receive any distributions payable by the Corporation after the Common Stock Split Effective Time until such Old Certificate has been surrendered as aforesaid. Such distributions, if any, shall be accumulated and, at the time of surrender of the Old Certificate, all such unpaid distributions shall be paid without interest.

The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of

Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

4.2 Voting Rights

Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to Delaware Law.

Article 5. BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

Article 6. BOARD OF DIRECTORS

(1) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

(2) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2013 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the 2014 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2015 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director. A majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by this Certificate of Incorporation, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

(3) The names and mailing addresses of the persons who are to serve initially as directors of each Class are:

	Name	Mailing Address

Class I	Karl Robb	c/o EPAM Systems, Inc. 41 University Drive, Suite 202 Newtown, Pennsylvania 18940

	Ross Goodhart	c/o EPAM Systems, Inc. 41 University Drive, Suite 202 Newtown, Pennsylvania 18940

Class II	Andrew J. Guff	c/o EPAM Systems, Inc. 41 University Drive, Suite 202 Newtown, Pennsylvania 18940

	Donald P. Spencer	c/o EPAM Systems, Inc. 41 University Drive, Suite 202 Newtown, Pennsylvania 18940

	Ronald Vargo	c/o EPAM Systems, Inc. 41 University Drive, Suite 202 Newtown, Pennsylvania 18940

Class III	Arkadiy Dobkin	c/o EPAM Systems, Inc. 41 University Drive, Suite 202 Newtown, Pennsylvania 18940

	Robert Segert	c/o EPAM Systems, Inc. 41 University Drive, Suite 202 Newtown, Pennsylvania 18940

(4) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

(5) Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

(6) No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

(7) Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 applicable thereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.

Article 7. MEETINGS OF STOCKHOLDERS

(1) An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(2) Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 hereto, special meetings of holders of such Preferred Stock.

(3) Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

Article 8. INDEMNIFICATION

(1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 8 shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(4) The rights and authority conferred in this Article 8 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

(6) The Corporation hereby acknowledges that the directors affiliated with Siguler Guff & Company and its affiliates may have certain rights to indemnification, advancement of expenses and/or insurance provided by Siguler Guff & Company and certain of its affiliates (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to such persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Certificate of Incorporation or the Bylaws of the Corporation (or any other agreement between the Corporation and such persons), without regard to any rights such persons may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of such persons with respect to any claim for which such persons have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such persons against the Corporation. The Corporation and each such person agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Article 8, section 6.

Article 9. FORUM SELECTION

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article 9.

Article 10. AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 5, 6, 7, 8, 9 and this Article 10 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 5, 6, 7, 8, 9 or this Article 10, unless such action is approved by the affirmative vote of the holders of not less than 66  2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

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IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Certificate of Incorporation as of this 13th day of February, 2012.

EPAM SYSTEMS, INC.

/s/ Ilya Cantor
By: Ilya Cantor Title: Chief Financial Officer